AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT (this “Amendment”), dated as of October 13, 2010, by and among Atrinsic, Inc., a Delaware corporation, with its principal place of business located at 469 7th Avenue, 10th Floor, New York, NY, 10018 (“Atrinsic”) and Brilliant Digital Entertainment, Inc., a Delaware corporation with its principal place of business located at 12711 Ventura Boulevard, Suite 210, Studio City, CA 91604 (together with and on behalf of its subsidiaries, including but not limited to Altnet, Inc., a Delaware corporation, “BDE”).  Atrinsic and BDE may be referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Atrinsic and BDE have entered into that certain Master Services Agreement, dated as of March 26, 2010, but effective as of July 1, 2009 (as may be further amended, modified or supplemented from time to time, the “Master Services Agreement”), pursuant to which Atrinsic provides certain messaging, billing and collection services to BDE in connection with BDE’s content subscription service, as further described therein;

WHEREAS, in connection with the Parties entry into that certain Asset Purchase Agreement on even date herewith, the parties desire to amend the Master Services Agreement as provided herein; and

WHEREAS, Atrinsic and BDE are willing to enter into this Amendment upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Atrinsic and BDE do hereby agree as follows:

SECTION 1.  DEFINED TERMS.

Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Master Services Agreement.

SECTION 2.  AMENDMENTS TO THE MASTER SERVICES AGREEMENT.

Atrinsic and BDE hereby agree that the Master Services Agreement is amended as follows:

1.           The following definitions in Section 1 are hereby amended and restated in their entirety as follows:

1.1.5                      “Atrinsic Data” means data, which is provided or generated in the course of Atrinsic’s provision of the Atrinsic Services, including BDE Data;

1.1.6.                      “Atrinsic Rights” means all Intellectual Property Rights owned by or licensed to Atrinsic prior to or after the Effective Date, including but not limited to those Intellectual Property Rights involved in any aspect of the Atrinsic Services, the Platform or any device, software or data used in connection therewith, including without limitation the Atrinsic Data and BDE Data;

1.1.15.                      “BDE Data” means data relating to the BDE Services or use of the BDE Services, which is provided by BDE or generated in the course of Atrinsic’s provision of the Atrinsic Services;

1.1.16.                      “BDE Rights” means all Intellectual Property Rights owned or licensed by BDE, including but not limited to those Intellectual Property Rights involved in any aspect of the BDE Services, excluding, by way of example and not limitation, the BDE Data;

2.           Section 5.1 is hereby amended to delete the phrase “50% of Net Profit” and replace it with the phrase “20% of Net Profit”.

3.           Section 5.6 is hereby deleted in its entirety.

4.           Section 7.2 is hereby amended and restated in its entirety as follows:

7.2           Notwithstanding Section 7.1,

7.2.1                      Atrinsic may assign this Agreement and Atrinsic’s rights and obligations hereunder without the consent of BDE to an Affiliate so long as Atrinsic remains liable for its obligations hereunder.

7.2.2                      Atrinsic may assign this Agreement, and its rights and obligations hereunder, to any Third Party that acquires all or substantially all of Atrinsic’s stock or assets relating to that portion of Atrinsic’s business that is related to the subject matter of this Agreement, provided that the Third Party to whom the Agreement is assigned assumes all of the obligations of Atrinsic under this Agreement.

5.           Section 10.1 is hereby amended to strike the phrase “three (3) years” and replace it with the phrase “thirty (30) years”.

6.           Section 10.5 is hereby amended and restated in its entirety as follows:

10.5           BDE’s obligation to pay Atrinsic any and all accrued payment obligations which remain unrecouped and/or unpaid from time to time, which shall only become due upon the termination of this Agreement by Atrinsic pursuant to Sections 10.2(i) or 10.2(ii) hereof (the “Unrecouped Amounts”), shall survive such termination of this Agreement.  Such Unrecouped Amounts shall include, but are not limited to (i) any verified and pre-approved charges, including, but not limited to Third Party charges and advanced funds which were previously invoiced to BDE, payable by Atrinsic in connection with the provision of the Atrinsic Services or the BDE Services (including any such charges which were unpaid and/or unrecouped by Atrinsic during any prior periods during the Term), (ii) any costs or expenses incurred in connection with Atrinsic’s provision of support services on behalf of BDE pursuant to Section 6 (including any such charges which were unpaid and/or unrecouped by Atrinsic during any prior periods during the Term), (iii) any costs or expenses paid by Atrinsic on behalf of BDE or advanced to BDE in respect of any costs or expenses incurred in connection with any services provided by Airarena Pty Ltd. (including any such charges which were unpaid and/or unrecouped by Atrinsic during any prior periods during the Term and any charges which are payable following the termination of any agreement either Party may have with Airarena Pty Ltd.), and (iv) any amounts payable to Atrinsic pursuant to any other agreement between BDE and Atrinsic including, without limitation, the Marketing Services Agreement (including any such amounts which were unpaid and/or unrecouped by Atrinsic during any prior periods during the Term).  All Unrecouped Amounts (if any) remaining upon the termination of this Agreement by Atrinsic pursuant to Sections 10.2(i) or 10.2(ii) hereof shall be paid by BDE on a monthly basis over a period of six (6) months until repaid against monthly net profit generated by the BDE Services following the end of the Term (the “Tail Period”).  Following the expiration of the Tail Period, any remaining Unrecouped Amounts shall become due and payable by BDE to Atrinsic in full.  For avoidance of doubt, BDE shall only be obligated to pay Unrecouped Amounts (if any) in the event of termination by Atrinsic pursuant to Sections 10.2(i) and 10.2(ii) hereof, but not upon the expiration of the Term of this Agreement.

7.           Section 12.5 is hereby amended and restated in its entirety as follows:

12.5           Any license granted under this Section 12 as well as Section 2.6 shall be non-transferable (except as provided in Section 7.2 hereof), non-sublicensable, and royalty-free and shall be limited to the Term in respect of the Atrinsic Services or BDE Services to which the license relates and shall be granted only for the purpose of fulfilling the respective Party’s rights and obligations under this Agreement.  Any such license granted by BDE hereunder shall be exclusive to Atrinsic.  Any such license granted by Atrinsic hereunder shall be non-exclusive to BDE.

SECTION 3.  MISCELLANEOUS.

1.           Except as expressly set forth in this Amendment, all of the terms of the Master Services Agreement shall remain in full force and effect.

2.           This Amendment may be executed in several counterparts (including by means of telecopied or facsimile signature pages), each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 1 to Master Services Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

PARTIES:

Brilliant Digital Entertainment, Inc.

/s/ Kevin Bermeister

Name:	Kevin Bermeister
Title:	CEO

Atrinsic, Inc.

/s/ Thomas Plotts

Name:	Thomas Plotts
Title:	CFO